Exhibit (a)(5)(N)

For Immediate Release

February 16, 2012

SAP’s Offer for SuccessFactors, Inc. Shares is Successful

WALLDORF, Germany and SAN MATEO, California — February 16, 2012 — SAP AG (NYSE: SAP) and SuccessFactors, Inc. (NYSE: SFSF) today announced the successful completion of SAP AG’s cash tender offer, commenced through its indirectly wholly-owned subsidiary Saturn Expansion Corporation, for all issued and outstanding shares of common stock of SuccessFactors, Inc (“SuccessFactors”). The tender offer was made pursuant to an Offer to Purchase dated December 16, 2011 and in connection with an Agreement and Plan of Merger dated as of December 3, 2011. SAP and SuccessFactors first announced this transaction on December 3, 2011.

American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has indicated that, as of 5:00 p.m., New York City time, on February 15, 2012, 81,673,335 shares of common stock of SuccessFactors (approximately 95.5% of the shares of common stock of SuccessFactors issued and outstanding) have been tendered into and not withdrawn from the tender offer (including 5,411,270 shares of common stock of SuccessFactors tendered pursuant to the guaranteed delivery procedures set forth in the Offer to Purchase). Computershare Trust Company, N.A., SuccessFactors’ transfer agent, has indicated that, as of 5:00 p.m., New York City time, on February 15, 2012, 85,541,359 shares of common stock of SuccessFactors were issued and outstanding.

Saturn Expansion Corporation has accepted for payment all shares that were validly tendered and not withdrawn in the Offer. Saturn Expansion Corporation intends to effect a short-form merger under Delaware law as promptly as practicable. As a result of the merger, the remaining SuccessFactors stockholders (other than those who properly exercise appraisal rights under Delaware law) will receive the same $40.00 per share price, without interest and subject to any required withholding of taxes, that was paid in the tender offer. After the merger, SuccessFactors will be a wholly owned subsidiary of SAP America, Inc., and SuccessFactors will seek delisting of its shares from the NYSE, Deutsche Börse, and the Professional Segment of Euronext Paris.

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About SAP

As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device – SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 183,000 customers (includes customers from the acquisition of Sybase) to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com.

About SuccessFactors, an SAP company

SuccessFactors, an SAP company, is the leading provider of cloud-based Business Execution Software, and delivers business alignment, team execution, people performance, and learning management solutions to organizations of all sizes across more than 60 industries. With approximately 15 million subscription seats globally, we strive to delight our customers by delivering innovative solutions, content and analytics, process expertise and best practices insights from serving our broad and diverse customer base. Today, we have more than 3,500 customers in more than 168 countries using our application suite in 35 languages.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an Offer to Purchase, Letter of Transmittal and related tender offer documents), which was filed by SAP, SAP America, Inc. and Saturn Expansion Corporation with the U.S. Securities and Exchange Commission (the “SEC”) on December 16, 2011, as amended. In addition, on December 16, 2011, SuccessFactors filed a Solicitation/Recommendation Statement on Schedule 14d-9 with the SEC related to the tender offer. The Tender Offer Statement, Offer to Purchase, Letter of Transmittal, Solicitation/Recommendation Statement and related documents, as well as amendments thereto, contain important information that should be read carefully before any decision is made with respect to the Tender Offer. These materials are available at no charge on the SEC’s web site at www.sec.gov. The Tender Offer Statement and related materials may be obtained for free by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038 or by calling toll-free in the United States (866) 507-1756 (or for banks and brokers, (212) 440-9800).

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction and the ability of the parties to complete the transaction.

SAP is not obligated to, and undertakes no obligation to, publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this document. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the SEC, including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the tender offer are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the tender offer and the satisfaction of closing conditions, including the receipt of regulatory approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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© 2012 by SAP AG. All rights reserved.

SAP and the SAP logo are registered trademarks of SAP AG in Germany and other countries. Business Objects and the Business Objects logo are trademarks or registered trademarks of Business Objects Software Ltd. Business Objects is an SAP company. Sybase and the Sybase logo are registered trademarks of Sybase Inc. Sybase is an SAP company. Crossgate is a registered trademark of Crossgate AG in Germany and other countries. Crossgate is an SAP company.

All other product and service names mentioned are the trademarks of their respective companies. Data contained in this document serves informational purposes only. National product specifications may vary.

These materials are subject to change without notice. These materials are provided by SAP AG and its affiliated companies (“SAP Group”) for informational purposes only, without representation or warranty of any kind, and SAP Group shall not be liable for errors or omissions with respect to the materials. The only warranties for SAP Group products and services are those that are set forth in the express warranty statements accompanying such products and services, if any. Nothing herein should be construed as constituting an additional warranty.

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For customers interested in learning more about SAP products:

Global Customer Center: +49 180 534-34-24

United States Only: 1 (800) 872-1SAP (1-800-872-1727)

For more information, press only:

Christoph Liedtke, SAP, +49 6227 7-50383, christoph.liedtke@sap.com, CET

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Andrea Meyer, SuccessFactors, +1 (415) 370 7329, ameyer@successfactors.com, PST

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Stefan Gruber, SAP, +49 6227 7-44872, investor@sap.com, CET